Exhibit 1(b)

[Translation]

REGULATIONS OF THE BOARD OF DIRECTORS

OF

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

(Purpose)

ARTICLE 1.

The Board of Directors shall carry out the following duties:

(1)	Make decisions relating to execution of business;

(2)	Supervise the execution by Directors of their duties; and

(3)	Appoint and dismiss the Representative Director.

(Amendment and Abolition)

ARTICLE 2.

Amendment to or abolition of these Regulations shall be decided by the Board of Directors.

(Holding of meetings)

ARTICLE 3.

Meetings of the Board of Directors shall be held once every month in general; provided, however, that extraordinary meetings may be held in case of urgent need.

(Persons entitled to convene meetings)

ARTICLE 4.

(1)	Meetings of the Board of Directors shall be convened by the Chairman.

(2)	Whenever this Bank does not have a Chairman or he/she is unable to act, one of the Representative Directors shall take the chair in the order previously established by the Board of Directors.

(3)	From time to time, each Director may request the person entitled to convene a meeting of the Board of Directors to convene a meeting of the Board of the Directors by submitting a statement of the items of the agenda.

(Notice of convocation)

ARTICLE 5.

(1)	Notice of convocation of a meeting of the Board of the Directors shall be dispatched to each Director and Auditor at least three (3) days prior to the date of the meeting.

(2)	A meeting of the Board of Directors may be held without taking the convocation procedures in case all Directors and Auditors give consent thereto.

(Chairman)

ARTICLE 6.

(1)	The Chairman shall act as the chairman of the meeting of the Board of Directors.

(2)	In case the Bank does not have a Chairman or the Chairman is unable to act, one of the Representative Directors shall take the chair in the order previously established by the Board of Directors.

(Method of resolution)

ARTICLE 7.

(1)	Unless otherwise provided for by laws and regulations, resolutions of the Board of Directors shall be adopted by a majority of votes of the Directors present who may participate in the resolution wherein the quorum shall be the majority of Directors in number.

(2)	In relation to matters to be resolved, if all Directors who may participate in the resolution of such matters indicate an agreement of intention in writing, it shall be deemed that a resolution was made to the effect that the matter was adopted; provided, however, that objections are not raised by Auditors on said matters to be resolved.

(Matters to be Resolved)

ARTICLE 8.

(1)	The following matters shall be resolved by the Board of Directors:

I.	Matters relating to basic policy for execution of business of this Bank

1.	Matters relating to managerial principles, managerial policies, and managerial planning;

2.	Significant matters relating to the observation of laws and regulations;

3.	Significant matters relating to the protection of customer interest;

4.	Significant matters relating to risks;

5.	Significant matters relating to audits; and

6.	Significant matters relating to internal control.

II.	Matters provided by law and regulation, and the Articles of Incorporation

1.	Matters relating to General Meetings of Shareholders;

2.	Matters relating to accounts;

3.	Matters relating to stocks or bonds;

4.	Disposal and acquisition of significant property;

5.	Borrowing of large amounts;

6.	Appointment and dismissal of significant employees;

7.	Establishment, alteration and abolishment of the Headquarter body or any other significant organization;

8.	Matters relating to Directors and Executive Officers; and

9.	Other matters provided by law, regulation or the Articles of Incorporation that require resolution by the Board of Directors.

III.	Other Significant Matters

1.	Matters relating to subsidiaries or affiliates;

2.	Establishment or abolishment of these Regulations and significant regulations equivalent to these Regulations;

3.	Matters relating to the Internal Audit and Compliance Committee; and

4.	Other matters.

(2)	The specific matters to be resolved by the Board of Directors relating to the matters set out in the previous Paragraph shall be stipulated in this Bank’s Criteria for Matters to be Resolved by and Reported to the Board of Directors.

(Reports)

ARTICLE 9.

(1)	A Director reporting on the execution of business shall make a report on the state of the execution of the business to the Board of Directors; provided, however, a Representative Director may make a report on behalf of the Director.

(2)	A Director shall make a report to the Board of Directors upon the material facts in respect of transactions competitive with this Bank or transactions conflicting with the interests of the Bank if he/she had engaged in such transactions.

(3)	If all Directors and Auditors have been given notice of matters that must be reported to the Board of Directors separately in writing, the report to the Board of Directors on those matters may be omitted; provided, however, that this rule does not apply to the report in Paragraph 1.

(4)	The specific matters to be reported shall be stipulated in this Bank’s Criteria for Matters to be Resolved by and Reported to the Board of Directors.

(Auditors)

ARTICLE 10.

(1)	An Auditor shall attend the meeting of the Board of Directors and state his/her opinion if deemed necessary.

(2)	An Auditor may request the convocation of the meeting of the Board of Directors in accordance with laws and regulations.

(Minutes)

ARTICLE 11.

The minutes of the Board of Directors shall be created in accordance with law and regulations, and it shall be kept at the Head Office of this Bank for ten (10) years.

(Authority)

ARTICLE 12.

The Corporate Administration Division has authority over these Regulations.

(Supplemental Provision)

ARTICLE 13.

These Regulations are effective as of January 1, 2006.

Date of Revision:	Details of Revision
January 1, 2006:	Enacted

May 1, 2006:	Revisions consequent to the introduction of the Company Law

June 28, 2006:	Revisions consequent to the adoption of written resolutions

April 1, 2007:	Revisions consequent to the revisions of the systems necessary to ensure the properness of operations and other rules of this Bank

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